Exhibit 10.11

McKESSON CORPORATION
EXECUTIVE SURVIVOR BENEFITS PLAN

(Amended and Restated as of October 28, 2004)

TABLE OF CONTENTS

A.	PURPOSE	1

B.	ERISA PLAN	1

C.	PARTICIPATION	1

D.	SURVIVOR BENEFITS	2

E.	TERMINATION OF EMPLOYMENT OTHER THAN ON APPROVED RETIREMENT OR DEATH	3

F.	SPECIAL FORFEITURE RULES	4

G.	SOURCE OF PAYMENT	6

H.	MISCELLANEOUS	6

I.	ADMINISTRATION OF THE PLAN	7

J.	AMENDMENT OR TERMINATION OF THE PLAN	7

K.	CLAIMS AND APPEALS	7

L.	DEFINITIONS	9

M.	SUCCESSORS	10

N.	EXECUTION	10

  i

McKESSON CORPORATION
EXECUTIVE SURVIVOR BENEFITS PLAN

(Amended and Restated as of October 28, 2004)

A. PURPOSE

     This Plan was established to enable the Company to attract and retain key executive personnel by providing survivor benefits to Executives’ Beneficiaries. This Plan amends, restates and supersedes the 1988 Executive Survivor Benefits Plan. Since its original effective date, the Plan has been amended and restated on various occasions. The amendment and restatement has been approved by the Board as of October 28, 2004 and shall be effective as of such date except as otherwise set forth below.

B. ERISA PLAN

     This Plan is a welfare benefit program intended primarily for a select group of management or highly compensated employees of the Company. The Plan, therefore, is covered by Title I of ERISA.

C. PARTICIPATION

     1. Selection by Compensation Committee. The Compensation Committee may select, at its discretion and from time to time as it decides, the key Executives who participate in this Plan. Participation in the Plan shall be limited to those Executives of the Company who are selected by the Compensation Committee. Selection of a key Executive to participate in the Plan may be evidenced by the terms of his or her Employment Agreement, if any, with the Company.

     2. Election Not to Participate. An Executive may elect not to participate in this Plan at any time; such election shall be in writing and shall become effective upon its receipt by the Administrator. No compensation or benefits in lieu of this Plan shall be paid to an Executive who elects not to participate, unless otherwise specifically approved by the Compensation Committee. An election not to participate shall be irrevocable unless otherwise determined by the Compensation Committee.

     3. Insurability. Executives selected by the Compensation Committee are not automatically entitled to the benefits provided under this Plan. Each Executive may be required to satisfy such requirements for insurability as the Company shall establish from time to time, if any, before he is entitled to benefits under this Plan.

     4. Addition and Removal of Participants. The Compensation Committee may, at its discretion and at any time, designate additional Executives to participate in the Plan and remove Executives from participation in the Plan. When an Executive is removed from participation in the Plan by the Compensation Committee, his or her benefits, if any, shall be determined under Section E.

     5. Relation to Other Plans. If an Executive participates in this Plan, he or she shall not participate in any other survivor benefit or life insurance plan or similar program solely for Company Executives unless otherwise specifically approved by the Administrator in writing. For example, any Executive who participates in this Plan shall not receive any life insurance benefits under the McKesson Corporation 1984 Executive Insurance Plan, or its predecessor, the McKesson Executive Benefit Plan. This provision shall not preclude the Executive’s participation in any Company retirement plan, compensation plan, deferred compensation plan, excess benefit plan, any group life insurance or survivor benefit plan made generally available by the Company to all employees. This provision shall not preclude the payment of survivor benefits which are earned and payable under any Company retirement plan.

D. SURVIVOR BENEFITS

     1. Death of Executive While Employed. In the event of the death of an Executive while employed by the Company and except as provided in Sections D.3 and D.4 below, the benefit provided by the Plan and payable to the Executive’s Beneficiary as soon as practicable thereafter shall be a lump sum equal to the lesser of (a) three times the Annual Base Salary of the Executive at the time of death, or (b) $2,000,000. The benefit shall be provided to the Executive’s Beneficiary either through the proceeds of life insurance owned by the Company on the Executive’s life or as a lump sum cash payment from the general assets of the Company. In the later case, the benefit amount shall be increased by multiplying it by the Tax Factor. The application of this Section D.1 is illustrated in Appendix I to the Plan.

     2. Death of Executive After Approved Retirement. In the event of the death of an Executive after his or her Approved Retirement and except as provided in Sections D.3 and D.4 below, the benefit provided by the Plan and payable to the Executive’s Beneficiary as soon as practicable thereafter shall be a lump sum equal to the lesser of (a) 1.5 times the Annual Base Salary of the Executive at retirement, and (b) (i) $500,000 for an Executive who retires on or before January 1, 1997, or (ii) $1,000,000 for an Executive who retires after January 1, 1997. The benefit shall be provided to the Executive’s Beneficiary either through the proceeds of life insurance owned by the Company on the Executive’s life or as a lump sum cash payment from the general assets of the Company. In the latter case, the benefit amount shall be increased by multiplying it by the Tax Factor.

     3. Limitations on Benefits. No survivor benefits shall be paid under this Section D in the following circumstances:

          a. The Administrator shall determine in his or her discretion that Executive has provided false or misleading information regarding Executive’s health or medical history that materially adversely affects the Company, or

          b. The Administrator shall determine in his or her discretion that Executive has committed suicide.

     For purposes of this Section D.3, the Administrator in his or her discretion may waive in writing the foregoing limitations in whole or in part, and all determinations by the Administrator shall be final.

     4. Executives Removed from Participation. Except as otherwise approved by the Administrator in writing and at his or her sole discretion, no survivor benefits shall be paid under this Section D to any Beneficiary of an Executive (i) who has elected not to participate under Section C.2 or (ii) who has been removed from Plan participation prior to his or her death, or (iii) subject to Section E below, with respect to whom the Plan has been terminated prior to his or her death.

     5. Designation of Beneficiary. A Participant may designate any person(s) or any entity as his or her Beneficiary. Designation shall be in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a new written designation with the Administrator. Effective January 1, 2003, if the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, his or her estate.

E. TERMINATION OF EMPLOYMENT OTHER THAN ON APPROVED RETIREMENT OR DEATH

     1. Basic Rule.

          a. In the event of the death of an Executive after his or her termination of employment with the Company other than on Approved Retirement and except as provided in Section E.2 below, the Company shall pay Executive’s Beneficiary a lump sum equal to (i) an amount calculated using the formula in Section D.2 above, subject to the limitations of Section D.3 above, (ii) multiplied by the Executive’s Pro Rata Percentage, and (iii) reduced by the amount provided in Section E.1.c below. Except as otherwise approved by the Administrator in writing and at his or her sole discretion, final Annual Base Salary shall be determined as of the date of the Executive’s termination of employment, for purposes of this Section E.1.a. The application of this Section E.1.a is illustrated in Appendix II to the Plan.

          b. In the event of the death of an Executive after the Executive has been removed from Plan participation in accordance with Section C.4 (“removal”) or with respect to whom the Plan has been terminated in accordance with Section E (“Plan termination”) prior to his or her termination of employment, and except as provided in Section E.2 below, the Company shall pay Executive’s Beneficiary a sum equal to the amount calculated as provided in Section E.1.a above, but treating the Executive’s date of “removal” or the date of the “Plan termination”, whichever is applicable, as his or her date of termination of employment for purposes of calculating his or her Pro Rata Percentage and his or her final Annual Base Salary.

          c. Any amount determined under Section E.1.a or Section E.1.b shall be reduced by any death or survivor benefit (other than a retirement benefit paid under a tax qualified retirement plan) payable on account of service rendered by the Executive to another employer after his or her termination of employment with the Company.

     2. Limitations on Benefits. No benefits shall be paid under Section E in the following circumstances:

          a. The Executive is terminated for Cause, or

          b. The Executive has terminated his or her employment in violation of his or her Employment Agreement, if any; termination is in violation of an Employment Agreement if termination occurs before the end of the term of the Employment Agreement and is not allowed by the Employment Agreement (e.g., for “good reason”), or

          c. The Executive has not completed five or more years of participation (whether or not consecutive) in this Plan and its predecessors, the McKesson Corporation 1984 Executive Benefit Plan and the McKesson Corporation 1984 Management Benefit Plan; an Executive who would have completed five or more years (i) if his or her employment was not terminated by the Company in violation of his or her Employment Agreement or (ii) if his or her employment was not terminated for “good reason” under such Agreement, shall be treated as having such years of participation.

     3. Pro Rata Percentage. An Executive’s Pro Rata Percentage is the higher of the following two percentages (but not exceeding 100%): the first percentage is determined by dividing the number of the Executive’s whole months of employment with the Company by the number of whole months from the date that the Executive was first hired by the Company to the date that he will reach age 65, and multiplied by 100. The second percentage is determined by multiplying 4.44% by the number of his or her whole and partial years of completed employment with the Company.

     4. Periods of Employment. For purposes of determining employment with the Company, periods that would be disregarded under the Retirement Plan on account of breaks in service shall be disregarded under this Section E.

     5. Other Agreements. If an Executive’s Employment Agreement provides for higher survivor benefits than provided under this Section E, such higher benefit shall be paid.

     6. Forfeiture on Other Terminations. Except as provided in this Section E, and as provided elsewhere in this Plan with respect to the death of an Executive, on the death of the Executive, an Executive or his or her Beneficiary shall not be entitled to any additional benefits under this Plan, all obligations of the Company to the Executive and his or her Beneficiary under this Plan shall cease, and the Company shall have no further liability to the Executive or any other person under this Plan.

F. SPECIAL FORFEITURE RULES

     Any other provisions of this Plan to the contrary notwithstanding, if the Compensation Committee determines that any Executive engaged in any of the actions described in F.2 below, the consequence set forth in F.1 below shall result.

     1. Forfeiture of Benefits. To the extent that the benefit that otherwise would be payable under the Plan upon the death of the Executive exceeds the benefit, if any, that would have been payable if the Executive had died on November 1, 1993, such excess portion shall be forfeited and shall not be payable under this Plan. In no event shall the amount payable under the Plan with respect to any Executive who was a participant in the Plan on October 27, 1993 be less than the amount, if any, determined pursuant to Section J.

     2. Events Resulting in Forfeiture. The consequence described in F.1 above shall apply if the Executive, either before or after termination of employment with the Company:

          a. Accepts a position as a consultant to or an employee of a business enterprise that is in direct competition with any line of business engaged in by the Company at the time of the termination of the Executive’s employment.

          b. Discloses to others, or takes or uses for the Executive’s own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how belonging to the Company and obtained by the Executive during the term of the Executive’s employment, whether or not they are the Executive’s work product. Examples of such confidential information or trade secrets include (but are not limited to) customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Executive knows or has reason to know that the Company intends or expects secrecy to be maintained.

          c. Fails to promptly return all documents and other tangible items belonging to the Company in the Executive’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon termination of employment, whether pursuant to an Approved Retirement or otherwise.

          d. Fails to provide the Company with at least 30 days’ written notice prior to directly or indirectly engaging in, becoming employed by, or rendering services, advice or assistance to any business in competition with the Company or any of its subsidiaries. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Company at the time of the termination of the Executive’s employment with the Company.

          e. Fails to inform any new employer, before accepting employment, of the terms of this section and of the Executive’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Company and obtained by the Executive during the term of the Executive’s employment with the Company.

          f. Induces or attempts to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Executive or any third party.

          g. Engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

     The Compensation Committee shall determine in its sole discretion whether the Executive has engaged in any of the acts set forth in Sections F.2.a through F.2.g above, and its determination shall be conclusive and binding on all interested persons.

     Any provision of this Section which is determined by a court of competent jurisdiction to be invalid or unenforceable shall be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Section.

G. SOURCE OF PAYMENT

     Amounts paid under Section D of this Plan may be paid from insurance policy proceeds on the life of the Executive or from the general funds of the Company, and each Executive and his or her Beneficiary shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Executive or Beneficiary, or create any fiduciary relationship between the Company and any Executive or Beneficiary with respect to any assets of the Company.

H. MISCELLANEOUS

     1. Withholding. The Executive or any Beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements and social security or other employee tax requirements applicable to the provision of benefits under this Plan. If no such arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

     2. No Assignment. The benefits provided under this Plan and a Beneficiary’s rights may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time, unless such benefits are payable from the proceeds of an insurance policy. Such benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments, or executions to the fullest extent allowed by law.

     3. Applicable Law and Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective. If any provision this amendment and restatement is deemed to be a “material modification” of this Plan which would cause amounts deferred or accrued under this Plan prior to 2005 to be subject to the deferred compensation provisions of section 885 of the American Jobs Creation Act of 2004, if such legislation is enacted into law, such provision shall be null, void and without effect retroactive to

October 28, 2004.

I. ADMINISTRATION OF THE PLAN

     1. In General. The Plan shall be administered by the Executive Vice President, Human Resources of McKesson. If the Executive Vice President, Human Resources is an Executive participating in the Plan, then any discretionary action he or she takes as Administrator which directly affects him or her as Executive shall be specifically approved by the Compensation Committee. The Administrator shall have the ultimate responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan.

     2. Elections and Notices. All elections and notices made by an Executive under this Plan shall be in writing and filed with the Administrator.

     3. Action By Board and Compensation Committee. The Board and Compensation Committee may act under this Plan in accordance with their normal procedures and practice, including, but not limited to, delegation of their authority to act under this Plan.

J. AMENDMENT OR TERMINATION OF THE PLAN

     The Board may at any time amend, alter, modify or terminate the Plan. Such action shall not reduce the benefits provided under this Plan with respect to any Executive whose employment has terminated before such action. Also, such action shall not reduce the benefits provided under this Plan with respect to any Executive who is participating in the Plan at the time of such action below the amount provided in Section E, treating for purposes of Section E the amendment, alteration, modification, or termination which adversely affects the Executive as though it were a termination of employment. An illustration of the calculation of benefits in the event of termination of the Plan under this Section J is attached as Appendix III.

K. CLAIMS AND APPEALS

     1. Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section K.

     2. Formal Benefits Claim – Review by Executive Vice President, Human Resources. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

     3. Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section K.2. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

     4. Appeal to Executive Vice President.

          a. A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

          b. The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

          c. The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

          d. If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial,

including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

          e. The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

     5. Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section K.2, has been notified that the claim is denied in accordance with Section K.3, has filed a written request for a review of the claim in accordance with Section K.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section K.4.

L. DEFINITIONS

     For the purposes of the Plan, the following terms shall have the meanings indicated:

     1. “Administrator” shall mean the person specified in Section I.

     2. “Annual Base Salary” shall mean the annualized rate of pay excluding bonuses, incentive compensation and perquisites.

     3. “Approved Retirement” shall mean (i) any termination of employment with the Company after attainment of age 62; (ii) any involuntary termination of employment after both attainment of age 55 and completion of 15 Years of Service; or (iii) any other termination of employment prior to (i) or (ii) above (but not earlier than the Executive’s attainment of age 55 and completion of five Years of Service) with the approval of the Compensation Committee. Notwithstanding the foregoing, if an Executive’s written employment agreement so requires or if the Board so decides, the Board may, in its sole discretion, grant an Approved Retirement at any earlier termination of employment.

          Notwithstanding the foregoing, “Approved Retirement” shall not include any termination for “cause,” which shall be determined as provided in Section E.2.a hereof.

     4. “Beneficiary” shall mean the beneficiary or beneficiaries entitled to death benefits under this Plan, as designated by Executive or otherwise provided in Section D.5.

     5. “Board” shall mean the Board of Directors of McKesson.

     6. “Cause” shall mean the circumstances prescribed in the Executive’s Employment Agreement, if any, or if there is no Employment Agreement, the circumstances determined by the Compensation Committee.

     7. “Company” shall mean McKesson and any member of its controlled group as defined by Sections 414(b) and Section 414(c) of the Internal Revenue Code of 1986, as amended.

     8. “Compensation Committee” shall mean the Compensation Committee of the Board.

     9. “Employment Agreement” shall mean the written contract of employment, if any, between an Executive and the Company.

     10. “Executive” shall mean an employee of the Company selected by the Compensation Committee to participate in this Plan pursuant to Section C.

     11. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     12. “McKesson” shall mean McKesson Corporation, a Delaware Corporation.

     13. “Participant” shall mean any Executive who is not otherwise excluded from participation in the Plan pursuant to Sections C.2, C.3, C.4 or D.4 hereof.

     14. “Pro Rata Percentage” shall mean the percentage determined in Section E.3.

     15. “Retirement Plan” shall mean the McKesson Corporation Retirement Plan.

     16. “Tax Factor” shall mean one divided by one minus the Top Marginal Rate of Tax.

     17. “Top Marginal Rate of Tax” shall be the highest combined marginal individual federal and state income tax rate, if any (giving effect to any deduction then allowable for federal tax purposes for the state income tax) for the year survivor benefits are paid to Executive’s Beneficiary under this Plan. For example, if the highest marginal individual federal and state income tax rates are 28% and 10% respectively and the state income tax is deductible for federal tax purposes, the Top Marginal Rate would be 35.2% as follows: [($1.00 x 10% = $.10 state income tax)] + [($.90 federal taxable income of $1.00 - $.10 state income tax) x 28% = $.252 federal income tax] = $.352 total state and federal tax, or 35.2%. For purposes of determining the Top Marginal Rate of Tax, the Administrator in his or her discretion shall determine the highest marginal individual federal and state income tax rates to be used (including without limitation whether, and if so to what extent, surtaxes or similar taxes shall be applicable, and what state income tax, if any, shall be applicable), and all such determinations and all calculations made by the Administrator hereunder shall be final.

M. SUCCESSORS

     This Plan shall be binding on the Company and any successors or assigns thereto.

N.	EXECUTION

     To record the amendment and restatement of the Plan by the Board of Directors of McKesson Corporation at a meeting held on October 28, 2004.

McKESSON CORPORATION

By:

Paul E. Kirincic
Executive Vice President, Human Resources

McKESSON CORPORATION

EXECUTIVE SURVIVOR BENEFITS PLAN

Appendix I

This Appendix illustrates the calculation of benefits under Section D.1 of the Plan.

A. Assumptions

Executive is subject to California Income Tax.

Executive’s Annual Base Salary: $350,000

Top Marginal Rate of Tax:
Top Federal Rate: 28.0%
Top California Rate: 10.0%
“Top Marginal Rate of Tax”:
.10 + [(1.0 - .10) x .28] = 35.2%

“Tax Factor”:
1/(1 - .352) = 1.543

B. Survivor Benefit on Death Before Approved Retirement

Lesser of (a) $2,000,000 or (b) (3 x $350,000)
multiplied by

Tax Factor

equals
$1,050,000 x 1.543,
which yields a benefit of:

$1,620,150

McKESSON CORPORATION

EXECUTIVE SURVIVOR BENEFITS PLAN

Appendix II

This Appendix illustrates the calculation of benefits under Section E.1.a of the Plan.

An Executive is hired at age 50, his or her employment is terminated at age 60 and after January 1, 1997, and he otherwise qualifies for a benefit under Section E. On the death of this Executive, a benefit will be paid to his or her Beneficiary equal to the Pro Rata Percentage (see calculation below) times 1-1/2 times the Executive’s final Annual Base Salary at the date of his or her termination of employment (or $1 million, if smaller) multiplied by the Tax Factor, and reduced by any death or survivor benefit payable to a beneficiary of the Executive on account of service rendered to another employer as provided in Section E.1.c. If the above Executive’s Annual Base Salary was $300,000 at the date of his or her termination of employment and the Tax Factor at the date the benefit is paid is 1.543, the benefit payable to his or her Beneficiary would be $462,900, calculated as follows:

The Executive’s Pro Rata Percentage is 66-2/3%, calculated as follows:

The greater of (a) number of whole months of employment divided by total whole months from date of hire to age 65, or (b) 4.44% times whole and partial years of completed employment, or 120 months/180 months = 66-2/3%, which is greater than 4.44% x 10 years = 44.4%.

The Executive’s benefit is:

Pro Rata Percentage x [1-1/2 of Annual Base Salary (1-1/2 x $300,000 = $450,000) or $1 million, if smaller] x Tax Factor

66-2/3% x $450,000 x 1.543 = $462,900.

McKESSON CORPORATION

EXECUTIVE SURVIVOR BENEFITS PLAN

Appendix III

This Appendix illustrates the calculation of benefits in the event of termination of the Plan under Section J.

A.	Assumptions

Executive’s age at date of hire: 40
Executive’s age
at date of termination of the Plan: 55
Executive’s Annual Base Salary
at date of termination of the Plan: $300,000
Executive’s “Tax Factor” for the year
benefits are paid (see Section L
and Appendix I) 1.543
Date of Termination: After January 1, 1997

B.	Survivor Benefits Under Section D

Under Section J, benefits are determined under Section D by treating the date the Plan is terminated as the date the Executive terminated employment, as follows:

Pro Rata Percentage: 66-2/3%

Greater of (a) whole months of service divided by total whole months from hire to age 65 or (b) 4.44% times whole and partial years of service, a greater of 60% (180/300 = 60%) or 66-2/3% (4.44 x 15 years of service)

Benefit: $452,900

66-2/3% x (1-1/2 of $300,000, or $1 million if smaller) x "Tax Factor" (1.543)

(66% x $450,000) x 1.543 =
$300,000 x 1.543 =
$462,900